Exhibit 10.7

SECOND AMENDMENT TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Second Amendment to Second Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of January 31, 2007, by and between COMERICA BANK (“Bank”) and INPATIENT CONSULTANTS MANAGEMENT, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of August 31, 2005, as amended from time to time including by that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of March 30, 2006 (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. The following defined terms in Section 1.1 of the Agreement are hereby amended and restated as follows:

“Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of any Person and its Subsidiaries (and, with respect to Borrower, the other Affiliate Guarantors), after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary non-cash nonrecurring items of income or expense and excluding approximately One Million Four Hundred Thousand Dollars ($1,400,000)) of extraordinary cash expense incurred in connection with a malpractice settlement in September 2006.

“Non-Formula Advances” means Advances made under the Revolving Line without regard to the Borrowing Base, not to exceed Fifteen Million Dollars ($15,000,000); provided that such Non-Formula Advances are used for acquisition purposes in accordance with the terms and conditions of Section 7.3 hereof.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness for leases or structured loans for previously purchased Equipment, not to exceed Five Million Dollars ($5,000,000) in the aggregate at any time;

(d) Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business;

(f) Indebtedness relating to the financing of insurance premiums not to exceed Four Million Dollars ($4,000,000) per year:

(g) a surety bond issued in connection with the Guilford vs. IPC litigation described in the Schedule in the approximate amount of Four Million Six Hundred Thousand Dollars ($4,600,000);

(h) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or the Guarantor, as the case may be.

“Total Funded Debt” means all senior indebtedness for borrowed money, all senior obligations evidenced by notes, bonds, debentures or similar instruments and all capital lease obligations (including noncash secured letters of credit).

2. Section 6.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:

(a) Total Funded Debt to EBITDA. A ratio of Total Funded Debt to trailing twelve (12) month EBITDA, measured monthly, not to exceed (i) 4.20 to 1.00 for the period from January 31, 2007 through December 30, 2007 and (ii) 3.80 to 1.00 thereafter. For purposes of determining Borrower’s trailing twelve (12) month Total Funded Debt to EBITDA under this Section 6.7(a), Borrower shall be permitted to include the trailing twelve (12) month EBITDA of any entity or entities acquired by Borrower in accordance with the terms and conditions of Section 7.3, provided Bank is provided audited financial information with respect to such acquired entity/entities to verify the trailing twelve (12) month Total Funded Debt to EBITDA to Bank’s reasonable satisfaction. “

(b) Liquidity Ratio. A ratio of Liquidity to all Indebtedness to Bank, measured monthly, of at least 1.50 to 1.00.”

3. Section 7.3(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b) with the proceeds of the Non-Formula Advances, acquire the capital stock or property of another Person only so long as (x) each of the foregoing requirements ((i), (ii) and (iii), above) is satisfied; (y) Borrower provides Bank at least fifteen (15) days prior written notice of any such acquisition; and (z) Borrower provides Bank with such written notice a pro forma balance sheet and updated projections, in form and content reasonably acceptable to Bank, which demonstrates (a) that the stock or assets to be acquired will be accretive to revenue and EBITDA; (b) pro forma compliance with all financial covenants on a going forward basis; and (c) at least Seven Million Dollars ($7,000,000) in proforma liquidity (which for purposes of this Section 7.3 shall be defined as Cash plus availability under the Revolving Line).”

4. Exhibit D to the Agreement is hereby replaced with Exhibit D attached hereto.

5. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

6. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

7. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

8. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrower;

(b) a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c) an amendment fee in the amount of $10,000, which may be debited from any of Borrower’s accounts;

(d) an Affirmation of Secured Guaranty Documents executed by each Guarantor;

(e) UCC Financing Statement with respect to Hospitalists of Tennessee, Inc.;

(f) all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(g) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

9. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

INPATIENT CONSULTANTS MANAGEMENT, INC.

By:	/s/ Devra Shapiro
Title:	Chief Financial Officer

COMERICA BANK

By:	/s/ Bonnie Kehl
Title:	Senior Vice President

[Signature Page to Second Amendment to Second Amended and Restated Loan & Security Agreement]